ARCADIA RESOURCES, INC.

2008 EXECUTIVE PERFORMANCE BASED COMPENSATION PLAN

    Purpose. This Plan is intended to motivate and reward key employees of the Company and Company Subsidiaries for performance that will result in superior financial results for the Company and create long-term value for shareholders of the Company by: (a) encouraging Participants to focus decision-making and behavior on goals that are consistent with the overall business strategy of the Company; (b) reinforcing a pay-for-performance culture for the Company; and (c) allowing the Company and Company Subsidiaries to attract and retain employees with the skills critical to the Company's long-term success. The Plan's goals are to be achieved by providing Participants with incentive awards based on the achievement of objectively determinable goals relating to the performance of the Company, a Division or an individual Participant, as determined by the Plan Administrator in accordance with this Plan. The Plan is intended to permit the payment of bonuses that may qualify as Performance Based Compensation.

    Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below (such definitions applicable to the singular or plural form of the term so defined):

      "Annual Base Salary" is the annualized amount of cash compensation paid to a Participant, exclusive of any incentive plan payments, bonuses, commissions, travel stipends, Company-sponsored retirement plan contributions, car allowance and any other type of cash allowances received on a regular basis by Participant in effect at the beginning of the Performance Period. Such Annual Base Salary shall be calculated before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to Company-sponsored plans.

      "Annual Revenue" means the total revenue of the Company and Company Subsidiaries (or a Division) for the applicable Plan Year, determined by the Company's independent certified public accountants in accordance with GAAP.

      "Arcadia FY Budget" means the applicable Plan Year operating budget or operating plan for the Company and Company Subsidiaries, as approved and adopted by the Board of Directors prior to a Determination Date.

      "Award" means, with respect to each Participant, the total performance based compensation award (aggregating all Element Awards) as calculated under the provisions of this Plan for the applicable Performance Period.

      "Board of Directors" or "Board" means the Board of Directors of Arcadia Resources, Inc.

      "Cash Position" means the level of cash and cash equivalents of the Company and Company Subsidiaries as of the end of a Performance Period.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, as the Code may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise, and including the Treasury Regulations promulgated thereunder

      "Common Stock" means the shares of common stock of the Company, par value $.001 per share.

      "Company" means Arcadia Resources, Inc., a Nevada corporation.

      "Company EBITDA" is defined as the Net Income of the Company and Company Subsidiaries (computed in accordance with GAAP) for the Plan Year, adjusted by adding back: (i) any taxes on income or net worth of the Company and Company Subsidiaries; (ii) interest; (iii) depreciation; and (iv) amortization, each of which have been taken into account in computing Net Income in accordance with GAAP, on a basis consistent with the historical the Company calculations and in and in conformity with the preparation of the applicable Arcadia FY Budget.

      "Compensation Committee" means the Compensation Committee of the Board of Directors.

      "Determination Date" means the latest possible date that will not jeopardize an Award or an Award's qualification as Performance Based Compensation.

      "Division" means a separate reporting segment of the Company, as determined by the Plan Administrator.

      "Earnings Per Share" means as to any Plan Year, the Net Income of the Company and Company Subsidiaries, divided by a weighted average number of shares of Common Stock outstanding and dilutive Common Stock equivalents deemed outstanding, determined by the Company's independent certified public accountants in accordance with GAAP.

      "Element Award" means, with respect to each Participant, the performance based compensation award for a Result Area as calculated under the provisions of this Plan for the applicable Performance Period.

      "Executive Officer" shall mean any officer of the Company subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

      "GAAP" means generally accepted accounting principles recognized as such from time to time by the American Institute of Certified Public Accountants. Use of the term "GAAP" means that such principles are applied and maintained on a consistent basis throughout the period indicated and consistent with prior financial practices.

      "Law" shall mean any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any governmental entity.

      "Net Income" means as to any Plan Year, the income after taxes of the Company and Company Subsidiaries (or a Division) for the Plan Year determined by the Company's independent certified public accountants in accordance with GAAP.

      "Operating Cash Flow" means the sum of the Net Income of the Company and Company Subsidiaries plus depreciation and amortization less capital expenditures plus changes in working capital, each as determined by the Company's independent certified public accountants in accordance with GAAP.

      "Operating Income" means the Income of the Company and Company Subsidiaries (or a Division) from operations determined by the Company's independent certified public accountants in accordance with GAAP.

      "Participant" means an employee of the Company or a Company Subsidiary who has been selected to participate in the Plan by the Plan Administrator. Employees who are eligible to participate under this Plan shall be the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Executive Vice Presidents, the Senior Vice Presidents, any other Executive Officer and any other officer selected by the Plan Administrator as eligible to participate. No person shall automatically be entitled to participate in the Plan.

      "Payout Formula" means as to any Performance Period, the formula or payout matrix established by the Plan Administrator pursuant to Section 6 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

      "Performance Based Compensation" means compensation that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m).

      "Performance Goal" shall mean a Company Goal, a Division Goal and/or an Individual Goal, as applicable, as established by the Plan Administrator in accordance with the terms and conditions of this Plan, in each case based upon objectively determinable performance goals (as determined within the meaning of Section 162(m)). Performance Goals may differ from Participant to Participant and from Award to Award.

      "Performance Period" is the performance based plan measurement period that corresponds to the Company's Plan Year or such longer period than a Plan Year as determined by the Plan Administrator in its sole discretion.

      "Permanent Disability" is defined as a determination of permanent disability under the Company's (or the applicable Company Subsidiary's) long term disability insurance plan; provided, to the extent that no long term disability insurance plan is in effect as of the date of determination of permanent disability, "Permanent Disability" is defined as set forth in the Employee Retirement Income Security Act of 1974 or any successor Law, and regulations and rules issued pursuant to that act or any successor Law.

      "Plan" means this Arcadia Resources, Inc. 2008 Executive Performance Based Compensation Plan, as stated herein and as the same may be amended, modified or supplemented from time to time.

      "Plan Year" means the Company's fiscal year that begins on April 1and ends on March 31.

      "Result Area" means a Company Result Area, a Division Result Area or an Individual Result Area, as applicable.

      "Return on Assets" means the percentage equal to the Operating Income of the Company and Company Subsidiaries (before incentive compensation) divided by average net Company and Company Subsidiary assets, determined by the Company's independent certified public accountants in accordance with GAAP.

      "Return on Equity" means the percentage equal to the Net Income of the Company and Company Subsidiaries (before incentive compensation) divided by average shareholder's equity, determined by the Company's independent certified public accountants in accordance with GAAP.

      "Return on Sales" means the percentage equal to the Operating Income of the Company and Company Subsidiaries (before incentive compensation) divided by the Annual Revenue of the Company and Company Subsidiaries, determined by the Company's independent certified public accountants in accordance with GAAP.

      "Section 162(m)" means Section 162(m) of the Code, or any successor to Section 162(m).

      "Section 409A" means Section 409A of the Code, or any successor to Section 409A.

      "Subsidiary" means any entity in which the Company, directly or indirectly, owns or controls fifty percent (50%) or more of the total combined voting power of all classes of equity of such entity.

      "Target Award" means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Annual Base Salary or a specific dollar amount, as determined by the Plan Administrator in accordance with Section 5.

      "Total Stockholder Return" means the total return (change in share price plus reinvestment of any dividends) of a share of the Company's Common Stock.

    Effective Date; Term of Plan. The effective date of the Plan is May 1, 2008, subject to shareholder approval, and shall first apply to the Company's 2009 Plan Year (April 1, 2008 to March 31, 2009). This Plan shall be submitted for the approval of the Company's shareholders at the annual meeting of shareholders to be held in 2008. In the event that this Plan is not so approved, this Plan shall cease to be effective and will terminate with respect to the Company's 2009 Plan Year and all subsequent Plan Years. Once approved by the Company's shareholders, the Plan shall continue until terminated under Section 16 of the Plan.

    Establishing Annual Performance Goals. The Award will based on the Company, the applicable Division and/or the individual Participant meeting performance goals to be established as follows (such goals to be established based on and in conjunction with the applicable Arcadia FY Budget):

      Annual Company performance goals may be established by the Plan Administrator in its sole discretion ("Company Goals"). A Company Goal may be established in any of the following results areas (the "Company Result Areas"):

        Company EBITDA;

        Company Annual Revenue;

        Company Cash Position;

        Company Earnings Per Share;

        Company Net Income;

        Company Operating Cash Flow;

        Company Operating Income;

        Company Return on Assets;

        Company Return on Equity;

        Company Return on Sales;

        Company Total Stockholder Return; or

        Any such other Company Goal as established by the Plan Administrator from time to time, so long as such Company Goal is objectively determinable within the meaning of Code Section 162(m).

      The definition of and parameters of each Company Goal and Company Result Area shall be as established by the Plan Administrator and shall be calculated by the Company's independent auditors and/or Chief Financial Officer from time to time, but shall be consistently defined and calculated at all times and in all circumstances with the provisions of the applicable Arcadia FY Budget.

      Annual Division performance goals may be established by the Plan Administrator in its sole discretion ("Division Goals"). A Division Goal may be established in one or more of the following Division results areas (the "Division Result Areas"):

        Division EBITDA;

        Division Annual Revenue;

        Division Net Income;

        Division Operating Income; or

        Any such other Division Goal as established by the Plan Administrator from time to time, so long as such Division Goal is objectively determinable within the meaning of Code Section 162(m).

      The definition of and parameters of each Division Goal and Division Result Area shall be as established by the Plan Administrator and shall be calculated by the Company's independent auditors and/or Chief Financial Officer from time to time, but shall be consistently defined and calculated at all times and in all circumstances with the provisions of the applicable Arcadia FY Budget.

      Individual performance goals may be established by the Plan Administrator in its sole discretion ("Individual Goals"). An Individual Goal may be established in one or more Individual results areas (the "Individual Result Areas") as established by the Plan Administrator from time to time, so long as such Individual Goal is objectively determinable within the meaning of Code Section 162(m). The definition of and parameters of each Individual Goal and Individual Result Area shall be as established by the Plan Administrator and shall be calculated by the Company's independent auditors and/or Chief Financial Officer from time to time, but shall be consistently defined and calculated at all times and in all circumstances with the provisions of the applicable Arcadia FY Budget.

      The Plan Administrator may assign weighting to each of the Company Result Areas, the Division Result Areas and/or the Individual Result Areas as it determines appropriate, such that the total equals one hundred percent (100%); for example, (i) seventy five percent (75%) Company EBIDTA and twenty five (25%) Company Annual Revenue or (ii) twenty five percent (25%) Company EBITDA, fifty percent (50%) Company Annual Revenue and twenty five percent (25%) Division Revenue.

      All Performance Goals shall be set forth in writing prior to the Determination Date. With respect to any Award the Plan Administrator determines should qualify as Performance Based Compensation, any of the Performance Goals described in this Section 4 shall be established in writing before the first day of the Plan Year to which the Award relates; provided, that to the extent permitted under Section 162(m)(4)(C) of the Code and the Treasury Regulations promulgated thereunder, such Performance Goals may be established in writing not later than ninety (90) days after the commencement of the period of service to which the Performance Goals relate, provided that the outcome is substantially uncertain at the time the Plan Administrator actually establishes the Performance Goals; provided, further, that in no event shall the Performance Goals be established after twenty five percent (25%) of the period of service (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

    Target Award Determination. The Plan Administrator, in its sole discretion, shall establish a Target Award for each Participant for the applicable Performance Period, and each Target Award shall be set forth in writing prior to the Determination Date.

    Determination of Payout Formula of Formulae. On or prior to a Determination Date, the Plan Administrator, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula: (a) shall be set forth in writing prior to the Determination Date; (b) shall be based on a comparison of actual performance for such Company Result Area, Division Result Area and/or Individual Result Area to the Performance Goals established therefor; (c) shall provide for the payment of a specified percentage Participant's Target Award if one (1) or more of the applicable Performance Goals for the Performance Period are achieved; and (d) may provide for an Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below one (1) ore more of the Performance Goals, subject to any limitations on Awards set forth in this Plan or as determined by the Plan Administrator pursuant to the provisions of Section 7.

    Limitation on Awards. The maximum amount potentially payable to a Participant for a Performance Period shall not exceed one hundred percent (100%) of the Participant's Annual Base Salary for such Performance Period. Awards may have such other limitations as determined by the Plan Administrator in writing prior to a Determination Date.

    Determination of Awards; Certification.

      As soon as reasonably practicable (and not later than thirty (30) days after the Company's certified public accountant delivers to the Company its consolidated reviewed or audited, as applicable, financial statements for the Performance Period for which the Award is to be made), the Plan Administrator shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved (and the percentage by which actual performance exceeded or fell below the applicable Performance Goals). The Award for each Participant shall be determined by applying the Payout Formula or Formulae to the level of actual performance that has been certified by the Plan Administrator.

      The Plan Administrator may provide for objectively determinable adjustments, as determined in accordance with GAAP, to any of the Performance Goals set for Participants under this Plan, for any items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence; (ii) related to the disposal of a segment of a business; (iii) related to a change in accounting principles under GAAP; (iv) related to discontinued operations; or (v) attributable to the business operations of any entity acquired by the Company or a Company Subsidiary during the Performance Period.

    Payment of Awards.

      Awards shall be paid as soon as reasonably practicable after (and not later than thirty (30) days after) the Plan Administrator's certification for the Performance Period for which the Award is to be made as set forth in Section 8(a) above, unless deferred by a Participant in accordance with any applicable program for deferring incentive compensation under which such Participant has made a valid election to defer all or a part of such Award, in which case the amount deferred by such Participant shall be handled in accordance with the applicable provisions of such deferred compensation program; provided, however, that any additional amount paid pursuant to such program shall be based upon a reasonable interest rate for the period of such deferral. The Plan Administrator may defer payments of Awards, or any portion thereof, to Participants as the Plan Administrator, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m).

      A Participant must be employed on the last day of the Performance Period for which an award is to be made to be eligible to receive the Award under this Plan.

      Awards will be paid in cash, Common Stock of the Company, or a combination thereof, at the election of the Plan Administrator. In the event that Awards are paid in Common Stock of the Company, the determination of the number of shares of Common Stock which will be awarded in lieu of cash will be made by the Plan Administrator, in its sole discretion, using any generally accepted valuation of the shares of Common Stock at the time of issuance.

      In the event that a Participant has amounts payable as an Award under this Plan and dies prior to payment of such amounts, the amounts payable at the time of Participant's death shall be paid to the Participant's beneficiary or, if no beneficiary was designated by the Participant, to the Participant's estate.

    Special Awards and Other Plans. Nothing contained in this Plan shall prohibit the Company or Company Subsidiaries from granting special performance or recognition awards, under such conditions and in such amounts and manner as it sees fit, to employees (including Participants) for meritorious service of any nature. In addition, nothing contained in this Plan shall prohibit the Company or Company Subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

    Participation. Participation in the Plan is at the sole discretion of the Plan Administrator. Participation in any Performance Period does not guarantee participation in future years or participation at the same Award level. Participants beginning their employment with the Company at any time after the first day of a Performance Period shall be eligible to participate in the Plan on a prorated basis based on the completed months and fraction of active employment during the Performance Period and the level of performance attained during the same period. The determination of the amount of such prorated Award shall be determined by the Plan Administrator in its sole discretion.

    Plan Administrator. The Plan Administrator shall be: (a) the Compensation Committee; or (b) such subcommittee of the Compensation Committee which shall, with respect to payments hereunder intended to qualify as Performance Based Compensation, consist solely of two (2) or more members of the Board who are not employees of the Company and who otherwise qualify as "outside directors" within the meaning of Code Section 162(m), but in all cases subject to the approval of the Board and/or the shareholders of the Company for any matters for which Board or shareholder approval may be required under regulatory, exchange listing, legal or contractual obligations of the Company.

    Plan Administration.

      The Plan Administrator shall be responsible for all matters relative to the effective administration of the Plan. Subject to the requirements for qualifying compensation as Performance Based Compensation, the Plan Administrator may delegate specific administrative tasks to Company employees or others as appropriate for proper administration. The Plan Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

        discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

        to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

        to adopt rules and regulations and to take such actions as it deems necessary or desirable for the proper administration of the Plan (and any rule or decision by the Plan Administrator that is not inconsistent with the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by Law).

      The Plan Administrator, in its sole and absolute discretion, may determine whether an Award should qualify as Performance Based Compensation Code and may take such actions which it may deem necessary to ensure that such Awards so qualify.

      The Plan Administrator shall be fully justified in relying or acting in good faith upon any opinion or report made by the independent public accountants of the Company and upon any other opinions, reports or information furnished in connection with the Plan by any accountant, counsel or other specialist (including financial officers of the Company).

      The Plan Administrator's actions in all matters are subject to Board review upon appeal by a Participant.

    Termination of Employment. Upon the termination of the Participant's employment with the Company (or a Company Subsidiary) during a Performance Period, except on account of the death or Permanent Disability, the Participant's participation in the Plan shall terminate, and Participant shall not be eligible to receive any partial Award for such Performance Period.

    Death or Permanent Disability. If a Participant dies or becomes Permanently Disabled during a Performance Period, a prorated Award shall be made to the Participant or such Participant's estate, as applicable, based on the Participant's completed months and fraction of active employment during the Performance Period and the level of performance attained during the same period. Such Award shall be determined by the Plan Administrator in its sole discretion.

    Amendment and Termination of the Plan. The Board may amend, modify, alter, supplement, suspend, discontinue or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, modification, alteration, supplement, suspension, discontinuation or termination shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, alteration, supplement, suspension, discontinuation or termination, unless the Board has made a determination that such amendment, modification, alteration, supplement, suspension, discontinuation or termination is in the best interests of all persons to whom Awards have theretofore been granted; provided, further, however, that in no event may such an amendment, modification, alteration, supplement, suspension, discontinuation or termination result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance Based Compensation. To the extent necessary or advisable under applicable Law, including Section 162(m), Plan amendments shall be subject to shareholder approval.

    Compliance with Section 409A.  To the extent that the Plan Administrator determines that any Award granted under this Plan is subject to Section 409A, the documentation evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1).  To the extent applicable, this Plan and Awards shall be interpreted in accordance with Section 409A and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Plan to the contrary, in the event that the Plan Administrator determines that any Award may be subject to Section 409A, the Board may adopt such amendments to this Plan and the documentation evidencing such Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A and other interpretive guidance issued thereunder.

    Assignment. This Plan and the rights, interests and benefits hereunder are personal to Participant, and shall not be assigned, transferred, pledged, or hypothecated in any way by any Participant. The rights, interests and benefits under this Plan shall not be subject of execution, attachment or similar process. Any attempted assignment, transfer, pledge, or hypothecation by a Participant, or the levy of any execution, attachment or similar process thereon shall be null and void and without effect.

    Contractual Rights to Benefits. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan. Nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

    Employment. Participation under this Plan is not intended to confer, nor shall it be construed as conferring, nor shall it confer upon any Participant any right with respect to continued employment with the Company or any Company Subsidiary. Except as may otherwise be limited by a written employment agreement between Participant and the Company, the right of the Company to terminate at will the Participant's employment with the Company or a Company Subsidiary at any time, for any reason, is specifically reserved by the Company or the applicable Company Subsidiary.

    Tax Withholding. The Company shall withhold from any amount payable under this Plan all social security taxes, federal, state, city, or local and or any other payroll deductions as the Company may determine are required under Law and all amounts payable or distributable under this Plan are stated herein before any such deductions.

    Headings. The heading of articles and sections of this Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

    Governing Law. This Plan shall be construed in accordance with and governed by the Laws of the State of Indiana without regard to the principals of conflicts of Law thereunder.

Approved and Adopted by

the Board of Directors

and Compensation Committee of

of Arcadia Resources, Inc.,

this 1st day of May, 2008

(subject to shareholder approval)

/s/ Michelle M. Molin

Michelle M. Molin, Company Secretary